EXHIBIT 99

Telewest Communications plc Press Release issued on August 5, 1996 with respect to results of operations for the six month period ended June 30, 1996 (including unaudited consolidated financial statements prepared in accordance with UK
GAAP).

                                                                 T E L E W E S T
PRESS RELEASE                                                    COMMUNICATIONS
================================================================================

FOR IMMEDIATE RELEASE                                              5 August 1996

                           TELEWEST COMMUNICATIONS PLC
               INTERIM RESULTS FOR THE SIX MONTHS TO 30 JUNE 1996

Telewest Communications plc ("Telewest") today announced its unaudited financial results for the six months ended 30 June 1996.

Pro forma information is included to demonstrate the comparative effect of including the results of SBC CableComms UK ("SBCC"), acquired by Telewest on 3 October 1995, for the equivalent period last year.

                              FINANCIAL HIGHLIGHTS
                                                                            ACTUAL                     PRO FORMA
                                                                         Year on Year                 Year on Year
TOTAL REVENUE                                 2nd Qtr              up 136% to(pound)68. 3m                up 58%
                                              YTD                  up 141% to(pound)133.5m                up 59%

CABLE TELEVISION REVENUE                      2nd Qtr              up 115% to(pound)28.8m                 up 46%
                                              YTD                  up 120% to(pound)56.9m                 up 48%

RESIDENTIAL TELEPHONY REVENUE                 2nd Qtr              up 177% to(pound)29.3m                 up 64%
                                              YTD                  up 184% to(pound)57.3m                 up 66%

BUSINESS TELEPHONY REVENUE                    2nd Qtr              up 120% to(pound)8.1m                  up 84%
                                              YTD                  up 113% to(pound)15.2m                 up 74%

Gross contribution                            2nd Qtr              up 114% to(pound)39.8m                 up 49%
(total revenue less direct                    YTD                  up 128% to(pound)77.4m                 up 55%
programming and telephony costs)

EBITDA (Loss)                                 2nd Qtr          improved 55% to(pound)3.3m            improved 64%
  (Loss before interest, tax,                 YTD              improved 42% to(pound)7.1m            improved 55%
  depreciation and amortisation)

Net loss                                      2nd Qtr              up 208% to(pound)64.2m
                                              YTD                  up 205% to(pound)117.7m

Capital expenditure                           2nd Qtr              up   114% to (pound)134.1m
                                              YTD                  up   83% to (pound)230.2m


                              OPERATING HIGHLIGHTS
                                                                            ACTUAL                     PRO FORMA
                                                                         Year on Year                 Year on Year
CABLE TELEVISION CUSTOMERS
  - OWNED AND OPERATED                                                     up  107%  to  426,010          up 31%
  - EQUITY BASIS                                                           up   91%  to  487,079          up 30%


Cable television penetration stable at 21.1% (21.2% Q2 1995 and 21.0% pro forma
Q2 1995 )

Rolling 12 month churn+  down to 36.4% (See note below)


Residential telephony lines
  - Owned and operated                                                    up 184%  to  501,778            up 54%
  - Equity basis                                                          up 156%  to  558,303            up 52%


Residential telephony penetration increased to 26.4% (22.8% Q2 1995 and 25.1% pro forma Q2 1995 )

Rolling 12 month churn+ up to 20.2% (See note below)


Business telephony lines
  - Owned and operated                                                    up 142%  to   51,872            up 83%
  - Equity basis                                                          up 118%  to   60,939            up 75%


Commenting on the results, Stephen Davidson, Acting Chief Executive Officer of Telewest, said:

"Operating conditions in the Second Quarter have seen strong competition from terrestrial television, due to the quantity of sport being broadcast, and an aggressive marketing campaign from British Telecom. Despite this we achieved further steady growth across all our customers, lines and revenues and have now passed 2.2 million homes, 57% of our network. I am pleased to note that we have over half a million residential telephone lines in operation.

"On 1 July 1996 we re-branded our franchises under the name Telewest Communications. We continue to add customer value through the progressive introduction of new services, such as Cable Internet and the Sega Channel, and the improvement of our customer services. The second half of the year will see a greater emphasis on marketing as we package our cable television and cable telephony services across all our franchises and further strengthen our competitive pricing position. I am confident that we will benefit from the prospects for number portability which we start rolling out in September.

"We believe we are now fully funded following the signing of a (pound)1.2 billion banking facility. The increase in our net loss is in line with expectations and we remain on course to go operating cash flow positive during this year."

ENQUIRIES TO:

TELEWEST COMMUNICATIONS

Stephen Davidson, Acting Chief Executive Officer               Tel: 01483 750900

DEWE ROGERSON

Anthony Carlisle                                              Tel: 0171 638 9571

John Antcliffe


+ In calculating churn rates "transfers" are now excluded as explained below on page 4.

Note: All comparatives given in the text below are on a pro forma basis including SBCC's results as if Telewest had acquired SBCC on 1 January 1995.

OPERATIONAL REVIEW
The build programme continued at a rapid pace with another 126,181 homes being activated in the Second Quarter. Telewest has now passed 2.2 million homes, increasing the build out to 57%. The build programme is expected to quicken in the second half of the year with a year end target of 64%.

As Telewest's build out moves further beyond the 50% level, the company is increasing its focus on marketing and customer service and has been involved in a number of intensive marketing campaigns. The Cable Communications Association's national "Get Connected" campaign has been successful in raising awareness, particularly amongst the younger audiences, which Telewest believes promises well for the future. In addition, Telewest has undertaken a number of campaigns in its own franchises emphasising the benefits of particular cable products.

As of 1 July 1996, Telewest re-branded all its franchises, which previously traded as United Artists, Cable Midlands and Cable North West, under the name Telewest Communications. This is the start of the development of Telewest Communications as a national brand. In addition, Telewest recently announced a restructuring of its telephony price tariffs to undercut British Telecom by 10-15% on all calls* from 15 July 1996. Number portability is due to be introduced in the first franchise in September with the roll out completed across all the franchises by early 1997. Various new products such as the Sega Channel and Cable Internet have been launched, with trialling of high speed broadband cable modems starting this year.

Telewest is also concentrating on improving levels of customer service across the board and has recruited additional staff in customer facing activities.

REGULATORY UPDATE
OFTEL published its price control proposals for British Telecom for the period to 1997 to 2001 on 3 June 1996. It was proposed that the increase in local, national and international call charges should be capped at RPI-4.5% for the majority of residential customers. This is comfortably in line with Telewest's expectations. Overall, Telewest welcomes the move recognising the balance created by OFTEL between protecting customer interests, the legitimate business interests of all competitors and the increasing role played by competition.

FINANCIAL REVIEW
The first half of 1996 has continued the trends established at the end of 1995. At the end of the Second Quarter the total number of customers/lines had grown by 44.3% year on year to 979,660 whilst the Second Quarter revenue growth was even higher at 57.6% year on year.

The EBITDA loss for the Second Quarter was down 10.5% on the First Quarter of 1996 at (pound)3.3 million bringing the EBITDA loss for the year to date to (pound)7.1m. This is an improvement of 55% on the same period last year. The net loss for the year to date was in line with expectations at (pound)117.7 million.

On 22 May 1996, Telewest signed a (pound)1.2 billion financing agreement. This constitutes the last stage in the financing plan following Telewest's successful (pound)734 million bond issue in October 1995. Telewest believes it is now fully funded to complete the build out of its network and to finance continuing operations.


_______________
* Compared with BT's standard rates and discount schemes (including "Friends and Family", "Premierline" and "Option 15" but excluding one-off deals by BT such as "Surprise Special" and "Light User Rebate Scheme") as at 1 July 1996.

CABLE TELEVISION The Second Quarter of 1996 has seen cable television customers increase 31% on the same period last year whilst revenue increased 46.3% year on year to (pound)28.8 million. This brings the revenue for the year to date to (pound)56.9 million, an increase of 48% on the same period last year. This is partly due to the increase in the pay to basic ratio from 174.9% in the Second Quarter 1995 to 188.7% in the Second Quarter 1996. However the contribution for the quarter from cable television increased only 33.7% year on year as Telewest has increased the quantity of programmes in the basic package, adding channels such as European Business News and the Sci-Fi channel. Average revenue per customer increased 10.4% compared to the same period last year. Penetration was stable at 21.1% whilst rolling twelve month churn+ was down at 36.4%. These results are encouraging given the strong offering of sport on terrestrial television in the quarter. The reduction in churn is a reflection of Telewest's continuing improvements in customer service and the improved quality of its sales processes.

RESIDENTIAL TELEPHONY
Over 500,000 residential telephone lines are now in operation, an increase of 54.3% on the same period last year. Revenue growth for the quarter again outstripped customer growth increasing 63.7% to (pound)29.3 million bringing the revenue for the first half to (pound)57.3 million, an increase of 66% on the same period last year. Penetration was up year on year at 26.4% with rolling 12 month churn+ at 20.2%.

BUSINESS TELEPHONY
Business telephony again performed strongly with the number of business lines jumping 82.8% year on year to 51,872 with Second Quarter revenues increasing even faster, growing 83.6% year on year to (pound)8.1 million. The revenue for the year to date stands at (pound)15.2 million, an improvement of 74% on the first half of 1995.

The total contribution from both Residential and Business Telephony for the Second Quarter increased 59.1% year on year to (pound)24.3 million.

+CHURN
In previous quarters Telewest has calculated churn by including in the total of those who disconnect within the period those who move premises and reconnect elsewhere. Whilst this has had no effect on the calculation of penetration, which is based on period end figures, it has meant that the churn figures have been overstated. In common with other companies within the cable industry, Telewest is moving to stating its churn figures excluding those customers who transfer (customers who move their cable television/residential telephony service from one premise to another within a Telewest franchise). Unfortunately it is not possible to rebase the figures for 1995 on the same basis and so no comparatives are given in the Operating Highlights.

For the purposes of comparision, the 1996 and 1995 figures calculated on the old basis (i.e. including in churn those who transfer their services and therefore remain customers) are as follows. For cable television, the rolling twelve month churn has decreased to 39.5% in Second Quarter 1996 from 50.5% in Second Quarter 1995 (45.7% excluding SBCC) and for residential telephony the rolling twelve month churn rate has increased to 23.3% in Second Quarter 1996 from 20.7% in Second Quarter 1995 (20.7% excluding SBCC).

OPERATING COSTS AND EXPENSES
Selling, general and administration costs as a percentage of revenue in the second quarter decreased 19.4 percentage points over the same quarter last year. For the year to date SG&A as a percentage of revenue is down 15.1 percentage points on the same period in 1995. This is due to higher customer acquisition costs, as Telewest increases its marketing expenditure, being more than offset by reductions in support costs, as Telewest exploits the efficiency gains of its enlarged operations to improve customer service at a lower cost.

AFFILIATED COMPANIES
Telewest's share of the net losses of its Affiliated Companies accounted for under the equity method, principally Birmingham Cable Corporation Limited and Cable London plc, was (pound)5.6 million and (pound)7.5 million for the first six months of 1995 and 1996, respectively. The performance of the Affiliated Companies was broadly in line with expectations.

LIQUIDITY AND CAPITAL RESOURCES
On 22 May 1996, Telewest entered into a (pound)1.2 billion senior secured credit facility with a syndicate of banks ("the Senior Secured Facility"). The Senior Secured Facility will, subject to satisfaction of certain conditions, be used to finance the capital expenditure, working capital requirements, and other permitted related activities for the construction and operation of all Telewest's owned and operated franchises; to pay cash interest on Telewest's unsecured debentures; to fund the repayment of existing secured borrowings in respect of the London South, Avon and Scotland Regional Franchise Areas; to fund loans to or investments in affliated companies; to fund the acquisition, and subsequent construction, of local delivery operators/franchises and to refinance advances and the payment of interest, fees and expenses in respect of the Senior Secured Facility.

On 3 October 1995, Telewest raised (pound)734 million through the issue of $300 million principal amount of 9 5/8% Senior Debenture due 2006 and $1,536 million principal amount at maturity of 11% Senior Discount Debentures due 2007. The aggregate cost of the curency hedge arrangements associated with the debentures was (pound)88 million.

Cash and deposit balances at 30 June 1996 were (pound)224 million.

Telewest currently expects that the anticipated funding requirements (after taking into account current cash and deposit balances, together with anticipated revenues) to substantially complete the construction of the owned and operated network (including the recently aquired franchises of Worcester and Southport), to fund the Company's operations, to upgrade older portions of the network, to develop and introduce certain new products and to pay interest on Telewest's debt will be approximately (pound)1 billion. Telewest expects such funding to be provided by the Senior Secured Facility although there can be no assurance that Telewest will not elect to use alternative funding sources or that Telewest's current anticipated funding requirements will be in line with expectations.











__________________
The following is included in connection with new legislation recently introduced in the United States of America. Safe Harbour Statement under the US Private Securities Litigation Reform Act of 1995. The foregoing includes certain forward looking statements that involve various risks and uncertainties which could lead to actual results significantly different than those anticipated by Telewest.

TELEWEST COMMUNICATIONS PLC
OPERATING STATISTICS - OWNED AND OPERATED ON AN EQUITY BASIS
2ND QUARTER NET ADDITIONS

                                                                         ACTUAL*            ACTUAL*     PRO FORMA*        PRO FORMA*
                              NET ADDITIONS       NET ADDITIONS   NET ADDITIONS      NET ADDITIONS  NET ADDITIONS      NET ADDITIONS
                                    Q2 1996   YEAR TO DATE 1996         Q2 1995  YEAR TO DATE 1995     Q2 1995     YEAR TO DATE 1995
                              -------------  ------------------ --------------- ------------------ -------------- ------------------
CABLE TELEVISION
- ----------------
HOMES MARKETED                         116,030          190,165          92,083         168,531        135,704            249,271
CATV CUSTOMERS                          14,172           24,541          13,962          26,922         18,637             29,335

RESIDENTIAL TELEPHONY
- ---------------------
HOMES MARKETED                         144,654          234,682         111,355         191,727        174,003            303,764
RESIDENTIAL TELEPHONY CUSTOMERS         33,485           69,241          24,564          47,783         44,768             86,719
RESIDENTIAL TELEPHONY LINES             34,742           70,862          24,652          48,047         44,855             86,983

BUSINESS TELEPHONY
- ------------------
BUSINESS TELEPHONY CUSTOMERS             1,619            3,140           1,042           1,825          1,705              2,953
BUSINESS TELEPHONY LINES                 6,299           11,851           3,401           5,917          4,871              8,323



                                                                               ACTUAL*                 PRO FORMA*
                                                AS AT 30 JUNE           AS AT 30 JUNE              AS AT 30 JUNE
                                                         1996                    1995                       1995
                                             ---------------- ----------------------- --------------------------
CABLE TELEVISION
- ----------------
HOMES MARKETED                                      2,021,623                 974,006                  1,548,274
CATV CUSTOMERS                                        426,010                 206,018                    325,360
CATV PENETRATION                                        21.1%                   21.2%                      21.0%
QUARTERLY CHURN RATE (ANNUALISED)**                     35.3%                   48.4%                      48.3%
ROLLING 12 MONTH CHURN RATE**                           36.4%                   45.7%                      50.5%

RESIDENTIAL TELEPHONY
- ---------------------
HOMES MARKETED                                      1,887,286                 772,435                  1,291,817
RESIDENTIAL TELEPHONY CUSTOMERS                       498,646                 175,932                    324,437
RESIDENTIAL TELEPHONY PENETRATION                       26.4%                   22.8%                      25.1%
RESIDENTIAL TELEPHONY LINES                           501,778                 176,577                    325,082
QUARTERLY CHURN RATE PER LINE (ANNUALISED)**            20.6%                   23.4%                      21.3%
ROLLING 12 MONTH CHURN RATE**                           20.2%                   20.7%                      20.7%

BUSINESS TELEPHONY
- ------------------
BUSINESS TELEPHONY CUSTOMERS                           17,365                   6,907                     10,959
BUSINESS TELEPHONY LINES                               51,872                  21,477                     28,373
AVERAGE NUMBER OF LINES PER CUSTOMER                      3.0                     3.1                        2.6
QUARTERLY CHURN RATE PER LINE (ANNUALISED)              13.3%                   13.7%                      15.4%
ROLLING 12 MONTH CHURN RATE                             12.5%                   13.5%                      16.6%

NOTES:  *  ACTUAL REFERS TO COMPARATIVE FIGURES FOR THE GROUP AS CONSTITUTED
           DURING THE FIRST SIX MONTHS OF 1995 (EXCLUDING THE RESULTS OF THE FORMER SBCC FRANCHISES). PRO FORMA REFERS TO COMPARATIVE FIGURES FOR THE GROUP DURING THE FIRST SIX MONTHS OF 1995 INCLUDING THE RESULTS OF THE FORMER SBCC FRANCHISES.
       ** THE CALCULATION OF THE QUARTERLY CHURN RATE AND THE ROLLING TWELVE MONTH CHURN RATE AT 30 JUNE 1996 HAS BEEN MODIFIED FROM THE CALUCLATION AT 30 JUNE 1995 TO EXCLUDE THE EFFECT OF TRANSFERS (THOSE PEOPLE WHO MOVE PREMISES AND TAKE THEIR CABLE TELEVISION AND RESIDENTIAL TELEPHONY SERVICES WITH THEM). THE EFFECT OF THIS IS TO REDUCE THE RATES FROM 39.1% AND 39.5% FOR CABLE TELEVISION, AND FROM 24.4% AND 23.3% FOR RESIDENTIAL TELEPHONY RESPECTIVELY.

TELEWEST COMMUNICATIONS PLC
OPERATING STATISTICS - OWNED AND OPERATED AND AFFILIATED FRANCHISES ** ON AN EQUITY BASIS
2ND QUARTER NET ADDITIONS

                                                                          ACTUAL*           ACTUAL*     PRO FORMA*      PRO FORMA*
                                 NET ADDITIONS       NET ADDITIONS  NET ADDITIONS     NET ADDITIONS  NET ADDITIONS   NET ADDITIONS
                                       Q2 1996   YEAR TO DATE 1996       Q2 1995  YEAR TO DATE 1995        Q2 1995 YEAR TO DATE 1995
                                --------------  ------------------ -------------- ------------------ -------------------------------
CABLE TELEVISION
- ----------------
HOMES MARKETED                         129,502             209,139        106,578            193,335        150,199        274,075
CATV CUSTOMERS                          16,910              29,608         15,824             30,098         20,499         32,511

RESIDENTIAL TELEPHONY
- ---------------------
HOMES MARKETED                         157,828             255,225        128,165            220.111        190,813        332,148
RESIDENTIAL TELEPHONY CUSTOMERS         38,038              77,015         27,906             54,564         48,110         93,500
RESIDENTIAL TELEPHONY LINES             39,400              78,839         28,026             54,820         48,229         93,756

BUSINESS TELEPHONY
- ------------------
BUSINESS TELEPHONY CUSTOMERS             1,741               3,432          1,154              2,021          1,821          3,153
BUSINESS TELEPHONY LINES                 7,261              13,421          3,969              6,978          5,439          9,384

                                                                                 ACTUAL*            PRO FORMA*
                                                     AS AT 30 JUNE        AS AT 30 JUNE         AS AT 30 JUNE
                                                              1996                 1995                  1995
                                            ---------------------- -------------------- ---------------------
CABLE TELEVISION
- ----------------
HOMES MARKETED                                           2,275,793            1,166,203             1,740,471
CATV CUSTOMERS                                             487,079              254,672               374,014

RESIDENTIAL TELEPHONY
- ---------------------
HOMES MARKETED                                           2,137,784              956,191             1,475,573
RESIDENTIAL TELEPHONY CUSTOMERS                            554,670              216,936               365,442
RESIDENTIAL TELEPHONY LINES                                558,303              217,793               366,298

BUSINESS TELEPHONY
- ------------------
BUSINESS TELEPHONY CUSTOMERS                                19,418                8,415                12,470
BUSINESS TELEPHONY LINES                                    60,939               27,895                34,791
AVERAGE NUMBER OF LINES PER CUSTOMER                           3.1                  3.3                   2.8

NOTES:  *  ACTUAL REFERS TO COMPARATIVE FIGURES FOR THE GROUP AS CONSTITUTED
           DURING THE FIRST SIX MONTHS OF 1995 (EXCLUDING THE RESULTS OF THE FORMER SBCC FRANCHISES). PRO FORMA REFERS TO COMPARATIVE FIGURES FOR THE GROUP DURING THE FIRST SIX MONTHS OF 1995 INCLUDING THE RESULTS OF THE FORMER SBCC FRANCHISES.

       ** THE AFFILIATED FRANCHISES INCLUDE TELEWEST'S INTERESTS IN CABLE LONDON PLC, (49.00% INTEREST), BIRMINGHAM CABLE CORPORATION LTD (27.47% INTEREST) AND THE CABLE CORPORATION (16.54% INTEREST).

TELEWEST COMMUNICATIONS PLC
OPERATING STATISTICS - OWNED AND OPERATED FRANCHISES
AS AT 30 JUNE 1996


                                  LONDON SOUTH   AVON  NORTH EAST SCOTLAND SOUTH EAST COSTWOLDS  NORTH WEST MIDLANDS   TOTAL
                                  ------------ ------- ---------- -------- ---------- --------- ---------- -------- ---------
CABLE TELEVISION
- ----------------
HOMES MARKETED                        358,732  249,793  127,025   385,825   109,348     44,513   444,157   302,230  2,021,623
CATV CUSTOMERS                         76,456   48,080   24,939    78,125    28,291     10,314    96,102    63,703    426,010
CATV PENETRATION                        21.3%    19.2%    19.6%     20.2%     25.9%      23.2%     21.6%     21.1%      21.1%


RESIDENTIAL TELEPHONY
- ---------------------
HOMES MARKETED                        315,815  249,852  123,864   299,562   109,348     44,513   442,102   302,230  1,887,286
RESIDENTIAL TELEPHONY CUSTOMERS        54,982   64,737   37,458    72,566    31,855     11,572   127,855    97,621    498,646
RESIDENTIAL TELEPHONY PENETRATION       17.4%    25.9%    30.2%     24.2%     29.1%      26.0%     28.9%     32.3%      26.4%
RESIDENTIAL TELEPHONY LINES            56,259   65,405   37,461    73,417    32,070     11,690   127,855    97,621    501,778


BUSINESS TELEPHONY
- ------------------
BUSINESS TELEPHONY CUSTOMERS            3,591    3,347    1,041     2,345       639        333     4,155     1,914     17,365
BUSINESS TELEPHONY LINES               16,135   10,491    1,941     6,351     1,995        759     9,088     5,112     51,872
AVERAGE NUMBER OF LINES PER
CUSTOMER                                  4.5      3.1      1.9       2.7       3.1        2.3       2.2       2.7        3.0


TELEWEST COMMUNICATIONS PLC
UK GAAP
UNAUDITED PRO FORMA CONSOLIDATED PROFIT AND LOSS ACCOUNT
FOR SIX MONTH PERIOD ENDED 30 JUNE 1996

This supplemental information is included to demonstrate the comparative effect of including the former SBCC franchises in the results of the first six month period 1995 on a pro forma basis.
- --------------------------------------------------------------------------------

                                                     Three months          Three months            Six months            Six months
                                                            ended                 ended                 ended                 ended
                                                          30 June               30 June               30 June               30 June
                                                             1996                  1995                  1996                  1995
                                                       (pound)000            (pound)000            (pound)000            (pound)000
                                                                              PRO FORMA                                   PRO FORMA

TURNOVER
Cable television                                           28,799                19,691                56,872                38,314
Telephony - residential                                    29,349                17,931                57,324                34,486
Telephony - business                                        8,054                 4,387                15,232                 8,737
Other                                                       2,118                 1,351                 4,052                 2,185
                                             --------------------  --------------------  --------------------  --------------------

                                                           68,320                43,360               133,480                83,722

OPERATING COSTS
Programming expenses                                     (15,466)               (9,718)              (30,760)              (18,859)
Telephony expenses                                       (13,084)               (7,032)              (25,317)              (15,040)
Selling, general and administrative expenses             (43,109)              (35,769)              (84,471)              (65,619)
                                             --------------------  --------------------  --------------------  --------------------

LOSS BEFORE INTEREST, TAX, DEPRECIATION,
AND AMORTIZATION ("EBITDA")                               (3,339)               (9,159)               (7,068)              (15,796)
                                             --------------------  --------------------  --------------------  --------------------
Depreciation and amortisation                            (28,609)              (18,750)              (54,673)              (37,435)
                                             ====================  ====================  ====================  ====================

OPERATING LOSS                                           (31,948)              (27,909)              (61,741)              (53,231)
                                             ====================  ====================  ====================  ====================


TELEWEST COMMUNICATIONS PLC
UK GAAP
UNAUDITED CONSOLIDATED PROFIT AND LOSS ACCOUNT
FOR SIX MONTH PERIOD ENDED 30 JUNE 1996
- --------------------------------------------------------------------------------


                                                      Three months           Three months          SIX MONTHS          SIX MONTHS
                                                             ended                  ended               ENDED               ENDED
                                        Note               30 June                30 June             30 JUNE             30 JUNE
                                                              1996                   1995                1996                1995
                                                        (pound)000             (pound)000          (POUND)000          (POUND)000

TURNOVER
    Continuing operations                4                  68,320                 28,969             133,480              55,400


OPERATING COSTS                          5               (100,268)               (48,156)           (195,221)            (91,953)
                                              --------------------  --------------------- ------------------- -------------------

OPERATING LOSS
    Continuing operations                                 (31,948)               (19,187)            (61,741)            (36,553)

Share of results of associated
undertakings                                               (3,934)                (3,217)             (7,491)             (5,638)
Other interest receivable and similar
income                                                       4,785                  3,098              11,640               6,101
Interest payable and similar charges     6                (33,043)                (1,479)            (59,917)             (2,453)
                                              --------------------  --------------------- ------------------- -------------------

LOSS ON ORDINARY ACTIVITIES
    BEFORE TAXATION                                       (64,140)               (20,785)           (117,509)            (38,543)

Tax on loss on ordinary activities                            (70)                    (2)                (89)                 (9)
                                              --------------------  --------------------- ------------------- -------------------

LOSS ON ORDINARY ACTIVITIES
    AFTER TAXATION                                        (64,210)               (20,787)           (117,598)            (38,552)

Minority interests                                            (37)                   (50)                (54)                (14)
                                              --------------------  --------------------- ------------------- -------------------
LOSS FOR THE FINANCIAL PERIOD                             (64,247)               (20,837)           (117,652)            (38,566)
                                              ====================  ===================== =================== ===================


Loss per ordinary share (pence)                              (6.9)                  (2.5)             (12.7)               (4.5)
                                              ====================  ===================== ==================  ==================

Loss per equity share (pence)                                (4.5)                  (2.1)              (8.3)               (3.9)
                                              ====================  ===================== ==================  ==================

The Group had no recognised gains or losses other than those reflected in the profit and loss account



The information set out in this document on pages 10 to 17 does not constitute full statutory accounts within the meaning of Section 240 of the Companies Act 1985. The figures for the year ended 31 December 1995 are an extract from the statutory accounts in respect of that period which have been delivered to the Registrar of Companies. The auditors have issued a report under Section 235 of the Companies Act 1985 in respect of such accounts which did not contain a statement under Section 237(2) or (3) of the said Act, and such accounts were reported on without qualification.

TELEWEST COMMUNICATIONS PLC
UK GAAP
UNAUDITED CONSOLIDATED BALANCE SHEET
AS AT 30 JUNE 1996
- --------------------------------------------------------------------------------
                                                                        30 June                          31 December
                                                                           1996                                 1995
                                                                     (pound)000                           (pound)000

FIXED ASSETS
Tangible assets                                                       1,234,586                            1,063,808
Investments                                                             183,575                              191,028
                                                          ---------------------            -------------------------

                                                                      1,418,161                            1,254,836


CURRENT ASSETS
Stocks                                                                       67                                   40
Debtors                                                                  79,463                               54,980
Cash at bank and in hand                                                224,382                              464,818
                                                          ---------------------            -------------------------

                                                                        303,912                              519,838


CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR                        (165,460)                            (137,744)
                                                          ---------------------            -------------------------

NET CURRENT ASSETS                                                      138,452                              382,094

                                                          ---------------------            -------------------------

TOTAL ASSETS LESS CURRENT LIABILITIES                                 1,556,613                            1,636,930

CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR               (842,151)                            (795,066)

MINORITY INTERESTS                                                        (221)                                (167)

                                                          ---------------------            -------------------------

NET ASSETS                                                              714,241                              841,697
                                                          =====================            =========================
CAPITAL AND RESERVES
Called up share capital                                                 142,308                              141,603
Share premium                                                             8,436                                    -
Merger reserve                                                          537,150                              556,095
Other reserves                                                          270,237                              270,237
Profit and loss account                                               (243,890)                            (126,238)

                                                          ---------------------            -------------------------

TOTAL EQUITY SHAREHOLDERS' FUNDS                                        714,241                              841,697
                                                          =====================            =========================

TELEWEST COMMUNICATIONS PLC
UK GAAP
Unaudited Consolidated Cash Flow Statement for the six month period ended 30 June 1996

                                                                                                   Six months             Six months
                                                                                                        ended                  ended
                                                                               Note                   June 30                June 30
                                                                                                         1996                   1995
                                                                                                   (pound)000             (pound)000
NET CASH OUTFLOW FROM OPERATING ACTIVITIES                                      7                     (5,628)               (16,110)
                                                                                      ----------------------- ----------------------

RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received                                                                                      13,320                  5,352
Interest paid                                                                                        (12,740)                (1,511)
Interest element of finance lease rentals                                                             (1,463)                  (784)
                                                                                      ----------------------- ----------------------

NET CASH (OUTFLOW)/INFLOW FROM RETURNS ON INVESTMENTS AND
SERVICING OF FINANCE                                                                                    (883)                  3,057
                                                                                      ----------------------- ----------------------

INVESTING ACTIVITIES
Purchase of tangible fixed assets                                                                   (196,378)              (126,487)
Sale of tangible fixed assets                                                                             866                    130
Purchase of subsidiary undertakings                                                                  (14,098)                      -
Investment in associated undertakings and other participating
 interests                                                                                            (5,000)                (9,262)
                                                                                      ----------------------- ----------------------

NET CASH OUTFLOW FROM INVESTING ACTIVITIES                                                          (214,610)              (135,619)
                                                                                      ----------------------- ----------------------

NET CASH OUTFLOW BEFORE FINANCING                                                                   (221,121)              (148,672)
                                                                                      ----------------------- ----------------------

FINANCING
Cash paid for senior credit facility costs                                                           (17,780)                      -
Cash paid for debenture issue costs                                                                     (549)                      -
Payment of share issue costs                                                                                -                (6,141)
Capital element of finance lease rental payments                                                        (860)                  (359)
                                                                                      ----------------------- ----------------------

NET CASH OUTFLOW FROM FINANCING                                                                      (19,189)                (6,500)
                                                                                      ----------------------- ----------------------

DECREASE IN CASH AND CASH EQUIVALENTS                                          8/9                  (240,310)              (155,172)
                                                                                      ======================= ======================


TELEWEST COMMUNICATIONS PLC
UK GAAP
UNAUDITED RECONCILIATION OF MOVEMENTS IN EQUITY SHAREHOLDERS' FUNDS
FOR THE SIX MONTH PERIOD ENDED 30 JUNE 1996
                                                                                           Six months                   Six months
                                                                                                ended                        ended
                                                                                              30 June                      30 June
                                                                                                 1996                         1995
                                                                                           (pound)000                   (pound)000

OPENING EQUITY SHAREHOLDERS' FUNDS                                                            841,697                      743,716

Loss for the period                                                                         (117,652)                     (38,566)

Issue of shares                                                                                 9,870                            -

Goodwill written off                                                                          (19,674)                            -

                                                                               ----------------------       ----------------------
CLOSING EQUITY SHAREHOLDERS' FUNDS                                                            714,241                      705,150
                                                                               ======================       ======================


TELEWEST COMMUNICATIONS PLC
UK GAAP
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.       BASIS OF PREPARATION

         Telewest Communications plc (the "Company") was incorporated on 20 October 1994 under the laws of England and Wales. On 2 October 1995, the Company acquired the whole of the issued share capital of Telewest Communications Cable Limited, then called TeleWest Communications plc, ("Old Telewest"), in exchange for the issue of fully paid up shares of the Company pursuant to a Court-approved scheme of arrangement (the "Scheme of Arrangement") made between Old Telewest, the Company, and the shareholders of Old Telewest. The Company thereby became the new holding company for the Group. On 3 October 1995, the Company acquired the entire issued share capital of SBC CableComms (UK) ("SBCC") by the issue of fully paid up shares of the Company ("the SBCC Share Exchange Agreement"). Prior to these transactions, the Company did not trade and hence did not incur any income or expenditure on its own account. Full details regarding the organisation and history of Old Telewest, the Scheme of Arrangement, and the SBCC Share Exchange Agreement can be found in the 1995 Annual Report.

         The Group financial statements consolidate the financial statements of the Company and its subsidiary undertakings, together with associated undertakings to the extent of the Group's interests in those undertakings. The principles of merger accounting have been adopted in respect of the effective acquisition of Old Telewest. The consolidated results are presented as if Old Telewest had been owned by the Company throughout the comparative accounting period. The acquisition method of accounting has been adopted in respect of all other acquisitions and therefore the consolidated profit and loss account reflects the results of the acquired subsidiary undertakings and the Group's share of the results of associated undertakings for the period.

         The consolidated financial statements, which are unaudited, have been prepared on the basis of the accounting policies set out in the Group's 1995 Annual Report. The balance sheet at 31 December 1995 is derived from the statutory accounts for 1995 which have been delivered to the Registrar of Companies. The auditors have reported on those accounts; their report was unqualified and did not contain a statement under section 237(2) or (3) of the Companies Act 1985.

2.       ACCOUNTING POLICIES - FINANCIAL INSTRUMENTS

         The Group uses foreign currency options which permit, but do not require, the Group to exchange foreign currencies at a future date with another party at a contracted exchange rate (the "Forward Rate"). Such contracts are used to hedge against adverse changes in foreign currency exchange rates associated with obligations denominated in foreign currency. The premium paid to enter into these options is included on the balance sheet as a fixed asset investment and is amortised to the profit and loss account over the life of the option at a constant rate to the carrying value of the obligation it hedges. The difference between the contracted amount to be exchanged under the option translated at the Forward Rate and the contracted amount translated at the spot rate at the inception of the contract is also amortised to the profit and loss account over the life of the option at a constant rate to the carrying value of the obligation. The carrying value of the obligation is increased for the amortised portion of the difference.

         The Group also enters into combined foreign currency and interest rate swap contracts ("Foreign Currency Swaps") under which the Company exchanges principal amounts of foreign currencies with another party at an agreed exchange rate and, at maturity, re-exchanges the principal amounts at an exchange rate agreed at the outset of the transaction. Over the term of the Foreign Currency Swap, the Company and the swap counterparty also exchange payments equivalent to interest in different currencies in respect of the principal amounts exchanged. Such contracts are used to hedge against adverse changes in foreign currency exchange rates associated with certain obligations denominated in foreign currency. The principal element of Foreign Currency Swaps is translated at the spot rate at the reporting date with any gain or loss on translation recognised in the profit and loss account. Such gains and losses are offset against gains and losses arising on the translation of the obligations which have been hedged.

TELEWEST COMMUNICATIONS PLC
UK GAAP
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.       ACCOUNTING POLICIES - FINANCIAL INSTRUMENTS (CONTINUED)

         The interest element of Foreign Currency Swaps is accounted for on an accruals basis with the net interest income or expense recognised in the profit and loss account as it is earned and payable.

3.       DEPRECIATION

         The estimated useful lives of certain assets within system electronics and cable and ducting were re-assessed with effect from 1 January 1996 and have been changed from 10 years and 30 years to 8 years and 25 years, respectively. These assets will be written off over their revised estimated remaining lives. The change in asset lives does not have a material effect on the current period financial statements.

4.       TURNOVER


                                    Three months                 Three months                Six months                 Six months
                                           ended                        ended                     ended                      ended
                                         30 June                      30 June                   30 June                    30 June
                                            1996                         1995                      1996                       1995
                                      (pound)000                   (pound)000                (pound)000                 (pound)000

Cable television                          28,799                       13,369                    56,872                     25,873

Telephony - residential                   29,349                       10,595                    57,324                     20,205

Telephony - business                       8,054                        3,654                    15,232                      7,137

Other                                      2,118                        1,351                     4,052                      2,185
                             -------------------            -----------------       -------------------           ----------------
                                          68,320                       28,969                   133,480                     55,400
                             ===================            =================       ===================           ================


5.     OPERATING COSTS

                                    Three months                 Three months              Six months                  Six months
                                           ended                        ended                   ended                       ended
                                         30 June                      30 June                 30 June                     30 June
                                            1996                         1995                    1996                        1995
                                      (pound)000                   (pound)000              (pound)000                  (pound)000

Programming expenses                      15,466                        6,158                  30,760                      11,975

Telephony expenses                        13,084                        4,248                  25,317                       9,515

Selling, general and
administrative                            43,109                       25,945                  84,471                      46,200

Depreciation and
amortisation                              28,609                       11,805                  54,673                      24,263
                             -------------------            -----------------      ------------------           -----------------
                                         100,268                       48,156                 195,221                      91,953
                             ===================            =================      ==================           =================


TELEWEST COMMUNICATIONS PLC
UK GAAP
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.     INTEREST PAYABLE AND SIMILAR CHARGES

                                                     Three months       Three months         Six months        Six months
                                                            ended              ended              ended             ended
                                                          30 June            30 June            30 June           30 June
                                                             1996               1995               1996              1995
                                                       (pound)000         (pound)000         (POUND)000        (POUND)000
On bank loans and overdrafts and other loans
wholly repayable within 5 years                               309              1,039              1,259             1,669

Write off of loan arrangement fees relating to credit
facility refinanced                                         4,067                  -              4,067                 -

Finance costs of Senior Discount Debentures                14,847                  -             29,089                 -

Finance costs of Senior Debentures                          5,641                  -             11,278                 -

Finance charges payable in respect of finance
leases and hire purchase contracts                            776                440              1,463               784

Exchange losses on foreign currency translation,
net                                                         7,403                  -             12,761                 -
                                                 ----------------  -----------------  -----------------  ----------------
                                                           33,043              1,479             59,917             2,453
                                                 ================  =================  =================  ================



         The accounting treatment of the hedging instruments associated with the Senior Discount Debentures and the Senior Debentures is described in note 2 to the unaudited consolidated financial statements.


7.     RECONCILIATION OF OPERATING LOSS TO NET CASH OUTFLOW FROM OPERATING
       ACTIVITIES


                                                                          Six months                            Six months
                                                                               ended                                 ended
                                                                             30 June                               30 June
                                                                                1996                                  1995
                                                                          (pound)000                            (pound)000

Operating loss                                                              (61,741)                              (36,553)

Depreciation and amortisation                                                 54,673                                24,263

Increase in stocks                                                              (27)                                  (14)

Increase in debtors                                                         (10,405)                               (4,192)

Increase in other creditors                                                   11,872                                   386
                                                                   -----------------                       ---------------
NET CASH OUTFLOW FROM OPERATING ACTIVITIES                                   (5,628)                              (16,110)
                                                                   =================                       ===============

TELEWEST COMMUNICATIONS PLC
UK GAAP
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


8. ANALYSIS OF CHANGES IN CASH AND CASH EQUIVALENTS FOR THE SIX MONTHS TO 30 JUNE 1996


                                                                           Cash
                                                                     (pound)000

Balance at 1 January 1996                                               464,818

Net cash outflow before foreign exchange                              (240,310)

Foreign exchange movement on cash                                         (126)
                                                              -----------------
BALANCE AT 30 JUNE 1996                                                 224,382
                                                              =================


9. ANALYSIS OF CHANGES IN CASH AND CASH EQUIVALENTS FOR THE SIX MONTHS TO 30 JUNE 1995


                                                                 Cash                 Overdraft                        Net
                                                           (pound)000                (pound)000                 (pound)000

Balance at 1 January 1995                                     248,002                         -                    248,002

Net cash outflow                                            (154,351)                     (821)                  (155,172)
                                                    -----------------         -----------------          -----------------
BALANCE AT 30 JUNE 1995                                        93,651                     (821)                     92,830
                                                    =================         =================          =================

10.      COMMITMENTS AND CONTINGENCIES

         The Company is party to various legal proceedings in the ordinary course of business which it does not believe will result, in aggregate, in a material adverse effect on its financial condition.

11.      BANK FINANCING

         A subsidiary of the Company is party to a senior secured credit facility which, subject to satisfaction of certain conditions, will be available for future drawdowns. The facility will be available to finance the capital expenditure, working capital, and other related requirements for the construction and operation of all the Company's owned and operated franchises, to pay cash interest on the Company's unsecured debentures, to fund the repayment of existing secured borrowings in respect of the London South, Avon and Scotland Franchise Areas, to fund loans to or investments in affiliated companies, to bid for or purchase, and subsequently construct, any licences or franchises which may become available and to refinance advances and the payment of interest, fees and expenses in respect of the Senior Secured Facilty.

         The facility is divided into two tranches: the first portion (Tranche
         A) will be available on a revolving basis for up to (pound)300 million, reducing to (pound)100 million by 30 June 1998 with full repayment by 31 December 1998; the second portion (Tranche B) will be available on a revolving basis concurrently with Tranche A for an amount up to 6.5 times the trailing, rolling six month annualised consolidated net operating cash flow, gradually reducing throughout the period of the facility to 4 times by 1 January 2000. Thereafter, the amount outstanding under the facility converts to a term loan amortising over 5 years. The aggregate drawing at any time under both tranches cannot exceed (pound)1.2 billion.

         Borrowings under the facility are secured by assets including the partnership interests and shares in subsidiaries of the Company and bear interest at 2.25% above LIBOR for Tranche A and between 0.5% and 1.875% above LIBOR for Tranche B. The facility contains covenants regarding financial and operating ratios and targets.

TELEWEST COMMUNICATIONS PLC

RECONCILIATION OF LOSS FOR THE FINANCIAL PERIOD UNDER UK GAAP TO NET LOSS UNDER
US GAAP FOR THE SIX MONTH PERIOD ENDED 30 JUNE 1996

- --------------------------------------------------------------------------------
                                                             Three months       Three months        Six months        Six months
                                                                    ended              ended             ended             ended
                                                                  30 June            30 June           30 June           30 June
                                                                     1996               1995              1996              1995
                                                               (pound)000         (pound)000        (pound)000        (pound)000

LOSS FOR THE FINANCIAL PERIOD UNDER UK GAAP                      (64,247)           (20,837)         (117,652)           (38,566)

Adjustments:
       Reversal of amortisation of interest rate swaps                  -                502                 -              1,004
       Amortisation of goodwill                                   (6,569)              (524)          (13,014)            (1,049)
       Foreign exchange loss on financial instruments            (23,599)                  -          (34,907)                  -
       Finance charges on Senior Discount Debentures              (2,646)                  -           (5,116)                  -
       Reduction in fair value of interest rate swaps                   -            (2,688)                 -            (5,249)
       Other                                                         (19)                  -              (38)                  -
                                                      ------------------- ------------------ ----------------- ------------------
Net loss under US GAAP                                           (97,080)           (23,547)         (170,727)           (43,860)
                                                      =================== ================== ================= ==================


TELEWEST COMMUNICATIONS PLC
US GAAP
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(AMOUNTS IN THOUSANDS)
- --------------------------------------------------------------------------------
                                               3 months       3 months     3 months       6 months          6 months        6 months
                                                  ended          ended        ended          ended             ended           ended
                                                June 30        June 30      June 30        June 30           June 30         June 30
                                                   1996           1996         1995           1996              1996            1995
                                               (note 1)                                   (note 1)

REVENUE

Cable television                           $     44,722 (pound) 28,799(pound)13,369    $    88,317  (pound)   56,872  (pound) 25,873
Telephony - residential                          45,576         29,349       10,595         89,018            57,324          20,205
Telephony - business                             12,507          8,054        3,654         23,654            15,232           7,137
Other ((pound)814 and (pound)571 in
1996 and 1995 from related parties)               3,289          2,118        1,351          6,292             4,052           2,185
                                       ---------------- -------------- ------------ -------------- ----------------- ---------------
                                                106,094         68,320       28,969        207,281           133,480          55,400
                                       ---------------- -------------- ------------ -------------- ----------------- ---------------

OPERATING COSTS AND EXPENSES

Programming                                    (24,017)       (15,466)      (6,158)       (47,767)          (30,760)        (11,975)
Telephony                                      (20,318)       (13,084)      (4,248)       (39,315)          (25,317)         (9,515)
Selling, general and administrative
(including (pound)1,216 and(pound)1,349
in 1996 and 1995 from related parties)         (66,973)       (43,128)     (25,945)      (131,234)          (84.509)        (46,200)
Depreciation                                   (44,427)       (28,609)     (11,303)       (84,902)          (54,673)        (23,259)
Amortization of goodwill                       (10,201)        (6,569)        (524)       (20,209)          (13,014)         (1,049)
                                       ---------------- -------------- ------------ -------------- ----------------- ---------------
                                              (165,936)      (106,856)     (48,178)      (323,427)         (208,273)        (91,998)
                                       ---------------- -------------- ------------ -------------- ----------------- ---------------

OPERATING LOSS                                 (59,842)       (38,536)     (19,209)      (116,146)          (74,793)        (36,598)

OTHER INCOME/(EXPENSE)

Interest income ((pound)846
and (pound)660 in 1996
and 1995 from related parties)                    7,246          4,666        3,062         17,830            11,482           6,065
Interest expense and similar charges           (43,925)       (28,286)      (1,474)       (81,173)          (52,272)         (2,453)
Unrealized loss on interest rate swaps                -              -      (2,688)              -                 -         (5,249)
Foreign exchange losses, net                   (48,143)       (31,002)            -       (74,024)          (47,668)               -
Share of net losses of affiliates               (6,109)        (3,934)      (3,217)       (11,633)           (7,491)         (5,638)
Gain on disposal of assets                          185            119           36            245               158              36
Minority interests in profits of
consolidated subsidiaries, net                     (57)           (37)         (50)           (84)              (54)            (14)

Other, net                                            -             -           (5)              -                -               -
                                       ---------------- ------------- ------------- -------------- ---------------- ---------------

LOSS BEFORE INCOME TAXES                      (150,645)      (97,010)      (23,545)      (264,985)        (170,638)        (43,851)

Income tax expense                                (109)          (70)           (2)          (138)             (89)             (9)
                                       ---------------- ------------- ------------- -------------- ---------------- ---------------

NET LOSS                                  $   (150,754)(pound)(97,080)(pound)(23,547)$   (265,123) (pound)(170,727)(pound) (43,860)
                                       ================ ============= ============= ============== ================ ===============

Loss per ordinary share
(dollars/pound) (note 5)                  $      (0.16)(pound) (0.10) (pound)(0.03)  $      (0.29) (pound)   (0.18)(pound)   (0.05)
                                       ================ ============= ============= ============== ================ ===============

See accompanying notes to the unaudited condensed consolidated financial statements.

TELEWEST COMMUNICATIONS PLC
US GAAP
UNAUDITED CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS)
- --------------------------------------------------------------------------------


                                                                                     June 30             June 30         December 31
                                                                                        1996                1996                1995
                                                                                    (note 1)

ASSETS
Cash and cash equivalents                                                      $     348,443 (pound)     224,382 (pound)     464,818
Trade receivables (net of allowance for doubtful accounts of(pound)5,427
  and (pound)4,695)                                                                   42,719              27,509              23,123
Other receivables                                                                     45,986              29,613              25,657
Prepaid expenses                                                                       6,965               4,485               6,133
Investments in affiliates, accounted for under the equity method, and
  related receivables                                                                116,586              75,076              80,703
Other investments, at cost                                                            39,857              25,666              20,666
Property and equipment (less accumulated depreciation of (pound)235,935
  and (pound)182,142)                                                              1,917,189           1,234,586           1,063,808
Goodwill (less accumulated amortization of(pound)24,772 and(pound)11,758)            780,396             502,541             495,881
Other assets (less accumulated amortization of(pound)1,538 and(pound)742)            127,664              82,210             108,931
                                                                             ---------------    ----------------    ----------------
TOTAL ASSETS                                                                   $   3,425,805  (pound)  2,206,068  (pound)  2,289,720
                                                                             ===============    ================    ================

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable                                                               $      53,634  (pound)     34,538  (pound)     40,402
Other liabilities                                                                    216,932             139,695             103,824
Debt                                                                               1,281,209             825,043             792,265
Capital lease obligations                                                             68,848              44,335              30,314
                                                                             ---------------    ----------------    ----------------
TOTAL LIABILITIES                                                                  1,620,623           1,043,611             966,805
                                                                             ---------------    ----------------    ----------------

Minority interests                                                                       343                 221                 167
                                                                             ---------------    ----------------    ----------------

Shareholders' equity
Convertible preference shares, 10 pence par value;
    661,000,000 shares authorized in 1996 and 1995;                                   77,035              49,607              49,607
    496,066,708 shares issued and outstanding in 1996 and 1995
Ordinary shares, 10 pence par value;
    2,010,000,000 shares authorized in 1996 and 1995;
    927,010,883 and 919,963,400 shares issued and outstanding in 1996 and
    1995 respectively                                                                143,955              92,701              91,996
Additional paid-in capital                                                         2,068,677           1,332,136           1,322,971
Accumulated deficit                                                                (482,088)           (310,444)           (139,717)

                                                                             ---------------    ----------------    ----------------
                                                                                   1,807,579           1,164,000           1,324,857
Ordinary shares held in trust for the Telewest Restricted Share Scheme               (2,740)             (1,764)             (2,109)
                                                                             ---------------    ----------------    ----------------

TOTAL SHAREHOLDERS' EQUITY                                                         1,804,839           1,162,236           1,322,748
                                                                             ---------------    ----------------    ----------------
Commitment and contingencies (note 6)                                                      -                   -                   -

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                     $   3,425,805  (pound)  2,206,068  (pound)  2,289,720
                                                                             ===============    ================    ================

See accompanying notes to the unaudited condensed consolidated financial statements.


TELEWEST COMMUNICATIONS PLC
US GAAP
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(AMOUNTS IN THOUSANDS)
- --------------------------------------------------------------------------------

                                                                                     6 months            6 months           6 months
                                                                                        ended               ended              ended
                                                                                      June 30             June 30            June 30
                                                                                         1996                1996               1995
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                        $   (265,123)  (pound)  (170,727)  (pound)  (43,860)
Adjustments to reconcile net loss to net cash used in operating activities:
       Depreciation                                                                    84,902              54,673             23,259
       Amortization of goodwill                                                        20,209              13,014              1,049
       Amortization of deferred financing costs and issue discount
       on senior discount debentures                                                   60,016              38,648                  -
       Unrealized loss on foreign currency translation                                 74,024              47,668                  -
       Unrealized loss on interest rate swap                                                -                   -              5,249
       Share of losses of affiliates                                                   11,633               7,491              5,638
       Gain on disposals of assets                                                      (245)               (158)               (36)
       Minority interests in profit                                                        84                  54                 14
Changes in operating assets and liabilities, net of effect of acquisition of subsidiaries:
       Change in receivables                                                         (15,965)            (10,281)            (3,955)
       Change in prepaid expenses                                                       2,519               1,622              (966)
       Change in accounts payable                                                    (11,369)             (7,321)            (6,113)
       Change in other liabilities                                                     29,204              18,806              7,489

                                                                              ---------------     ---------------    ---------------
NET CASH USED IN OPERATING ACTIVITIES                                                (10,111)             (6,511)           (12,232)
                                                                              ---------------     ---------------    ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
       Cash paid for property and equipment                                         (304,954)           (196,378)          (126,487)
       Cash paid for acquisition of subsidiaries                                     (21,893)            (14,098)                  -
       Additions to other investments                                                 (7,765)             (5,000)            (9,262)
       Proceeds from disposals of assets                                                1,345                 866                130
                                                                              ---------------     ---------------    ---------------
NET CASH USED IN INVESTING ACTIVITIES                                               (333,267)           (214,610)          (135,619)
                                                                              ---------------     ---------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
       Cash paid for credit facility arrangement costs                               (27,611)            (17,780)                  -
       Cash paid for debenture issue costs                                              (853)               (549)                  -
       Cash paid for share issue costs                                                      -                   -            (6,141)
       Capital element of finance lease repayments                                    (1,335)               (860)              (359)
                                                                              ---------------     ---------------    ---------------
NET CASH USED IN FINANCING ACTIVITIES                                                (29,799)            (19,189)            (6,500)
                                                                              ---------------     ---------------    ---------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                           (373,177)           (240,310)          (154,351)
Effect of exchange rate changes on cash and cash equivalents                            (196)               (126)                  -

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                      721,816             464,818            248,002
                                                                              ---------------     ---------------    ---------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                      $     348,443  (pound)    224,382  (pound)    93,651
                                                                              ===============     ===============    ===============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest during the period                                        $      22,056  (pound)     14,203  (pound)     2,295
                                                                              ===============     ===============    ===============


See accompanying notes to the unaudited condensed consolidated financial statements.

TELEWEST COMMUNICATIONS PLC
US GAAP
UNAUDITED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
(AMOUNTS IN THOUSANDS)
- ----------------------------------------------------------------------------------------



                                Convertible          Ordinary      Shares held       Additional       Accumulated             TOTAL
                                 preference            shares         in trust          paid-in           deficit
                                     shares                                             capital


Balance at December 31, 1995  (pound)49,607    (pound) 91,996   (pound)(2,109) (pound)1,322,971  (pound)(139,717)  (pound)1,322,748

Issue of shares                           -               705                -            9,165                 -             9,870

Accrued employee compensation
relating to the Telewest
Restricted Share Scheme
                                          -                 -              345                -                 -               345

Net loss for the period to
June 30, 1996                             -                 -                -                -         (170,727)         (170,727)

                              -------------    --------------   --------------   --------------  ----------------    --------------

BALANCE AT JUNE 30, 1996      (pound)49,607    (pound) 92,701   (pound)(1,764) (pound)1,332,136  (pound)(310,444)  (pound)1,162,236
                              =============    ==============   ==============   ==============  ================    ==============


See accompanying notes to the unaudited condensed consolidated financial statements

TELEWEST COMMUNICATIONS PLC
US GAAP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.       BASIS OF PREPARATION

         Telewest Communications plc (the "Company") was incorporated on October 20, 1994 under the laws of England and Wales. On October 2, 1995, the Company acquired the whole of the issued share capital of Telewest Communications Cable Limited, then called TeleWest Communications plc, ("Old Telewest"), in exchange for the issue of fully paid up shares of the Company pursuant to a Court-approved scheme of arrangement (the "Scheme of Arrangement") made between Old Telewest, the Company, and the shareholders of Old Telewest. Details regarding the organization and history of Old Telewest and the Scheme of Arrangement can be found in the Company's Annual Report on Form 10-K for the year ended
         December 31, 1995 filed with the Securities and Exchange Commission (the "1995 Annual Report").

         On October 3, 1995, immediately following the completion of the Scheme of the Arrangement, the Company acquired the entire issued share capital of SBC CableComms (UK) ("SBCC"), a company that holds cable television and telephony interests in the United Kingdom ("UK"), from its former shareholders in exchange for fully paid up shares of the Company. Details regarding the acquisition can be found in the 1995 Annual Report.

         The unaudited condensed consolidated financial statements of the Company and its majority owned subsidiaries (and, where appropriate, their predecessor companies, collectively, the "Telewest Group") have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations.

         As the currency in which the Company operates is UK pounds sterling and the economic environment in which the Company operates is the UK, the financial statements are stated in pounds sterling ((pound)). Merely for convenience, the financial statements contain translations of certain pounds sterling amounts into US dollars at $1.5529 per (pound)1.00, the Noon Buying Rate of the Federal Reserve Bank of New York on June 28, 1996.

2.       RESPONSIBILITY FOR INTERIM FINANCIAL STATEMENTS

         The condensed consolidated financial statements as of and for the periods ended June 30, 1995 and 1996 are unaudited; however, in the opinion of the management, such statements include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations for the interim periods presented. The results of operations for any interim period are not necessarily indicative of the results of the full year. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the 1995 Annual Report.

3.       ACCOUNTING POLICIES - FINANCIAL INSTRUMENTS

         The Company uses foreign currency option contracts which permit, but do not require, the Company to exchange foreign currencies at a future date with another party at a contracted exchange rate. The Company also enters into combined foreign currency and interest rate swap contracts ("Foreign Currency Swaps") under which the Company exchanges principal amounts of foreign currencies with another party at an agreed exchange rate and, at maturity, re-exchanges the principal amounts at an exchange rate agreed at the outset of the transaction. Over the term of the Foreign Currency Swap, the Company and the swap counterparty also exchange payments equivalent to interest in different currencies in respect of the principal amounts exchanged. The Foreign Currency Options and Foreign Currency Swaps are used to hedge against adverse changes in foreign currency exchange rates associated with certain obligations denominated in foreign currency.

TELEWEST COMMUNICATIONS PLC
US GAAP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.       ACCOUNTING POLICIES - FINANCIAL INSTRUMENTS (CONTINUED)

         The foreign currency option and the Foreign Currency Swaps are recorded on the balance sheet in 'other assets' or 'other liabilities' at their fair value at the end of each reporting period with changes in their fair value during the reporting period being reported as part of the foreign exchange gain or loss in the Statement of Operations. Such gains and losses are offset against foreign exchange gains and losses on the obligations denominated in foreign currencies which have been hedged.


4.       DEPRECIATION

         The estimated useful lives of certain assets within system electronics and cable and ducting were reassessed with effect from January 1, 1996 and have been changed from 10 years and 30 years to 8 years and 25 years, respectively. These assets will be written off over their revised estimated remaining lives. The change in asset lives does not have a material effect on the current period financial statements.

5.       LOSS PER ORDINARY SHARE

         Loss per ordinary share is based on the weighted average number of ordinary shares outstanding for the period of 923,487,142 shares.

6.       COMMITMENTS AND CONTINGENCIES

         The Company is party to various legal proceedings in the ordinary course of business which it does not believe will result, in aggregate, in a material adverse effect on its balance sheet position and its results.

7.       BANK FINANCING

         A subsidiary of the Company is party to a senior secured credit facility which, subject to satisfaction of certain conditions, will be available for future drawdowns. The facility will be available to finance the capital expenditure, working capital, and other related requirements for the construction and operation of all the Company's owned and operated franchises, to pay cash interest on the Company's unsecured debentures, to fund the repayment of existing secured borrowings in respect of the London South, Avon and Scotland Franchise areas, to fund loans to or investments in affiliated companies, to bid for or purchase, and subsequently construct, any licences or franchises which may become available and to refinance advances and the payment of interest, fees and expenses in respect of the Senior Secured Facilty

         The facility is divided into two tranches: the first portion (Tranche
         A) will be available on a revolving basis for up to (pound)300 million, reducing to (pound)100 million by June 30, 1998 with full repayment by December 31, 1998; the second portion (Tranche B) will be available on a revolving basis concurrently with Tranche A for an amount up to 6.5 times the trailing, rolling six month annualized consolidated net operating cash flow, gradually reducing throughout the period of the facility to 4 times by January 1, 2000. Thereafter, the amount outstanding under the facility converts to a term loan amortizing over 5 years. The aggregate drawing at any time under both tranches cannot exceed (pound)1.2 billion.

         Borrowings under the facility are secured by assets including the partnership interests and shares in subsidiaries of the Company and bear interest at 2.25% above LIBOR for Tranche A and between 0.5% and 1.875% above LIBOR for Tranche B. The facility contains covenants regarding financial and operating ratios and targets.